Exhibit 10.1

GAME SHOW NETWORK, LLC

2150 Colorado Avenue, Santa Monica, California 90404

310/255-6890

FAX: 310/255-6989

As of April 2, 2007

Mr. Steve Lipscomb

c/o Adam Pliska, General Counsel

WPT Enterprises, Inc., Suite #350

5700 Wilshire Boulevard

Los Angeles, California 90036

Re:     WPT

Gentlemen:

The following will confirm the terms of the agreement between Game Show Network, LLC (“GSN”) and WPT Enterprises, Inc. (“WPT, Inc.”) in connection with production, delivery and exhibition of the World Poker Tour television episodes (“Program”).

1.         CONDITION PRECEDENT:  GSN is informed that WPT, Inc. is party to an agreement with Travel Channel (or a related entity) regarding World Poker Tour programming (the “Travel Agreement”).  WPT, Inc. does not intend to breach the Travel Agreement and it represents that entering into this agreement does not breach the Travel Agreement.  Such representation is a material term to GSN entering into this agreement.

2.         PROGRAM:  The Program shall consist of a series of two-hour programs of poker tournaments branded as the “World Poker Tour” (with each “season” being  twenty-three episodes) held in various locations and shall be substantially similar in format, production value and all other production elements to the sample episode of Season 5 of the Program provided to GSN.  For purpose of clarity, the Program shall not cover non-WPT branded poker programming (e.g., the Professional Poker Tour).  The production schedule of each season is currently May – April.  GSN shall have standard network approval over all material creative elements.  GSN hereby licenses, subject to the terms hereof, Season 6 (i.e., the season conducted from approximately May 2007 through April 2008) of the Program.  GSN shall have exclusive, consecutive-dependent options (the “Subsequent Season Options”) to order Season 7 and Season 8.  Each of the Subsequent Season Options shall be exercisable no later than sixty (60) days following GSN’s initial airing of the first episode of the previous season but no later than March 15 of the applicable year, (the “Option Date”) provided that WPT, Inc. delivers final cuts of the first four episodes no later than December 1 of the calendar year in which they are taped and subsequent episodes are delivered two weeks before their airdates, assuming such airdates occur pursuant to a schedule in which GSN will air the episodes on a once a week basis beginning January 15 of the year following commencement of the WPT “season”.  If delivery is later or GSN is contractually prohibited (because of WPT, Inc. contractual obligations with some third party) from airing episodes as early as January 15 ( a “Delay”) and as a result GSN does not air original episodes each week from January 15 through March 15, then the Option Date shall be extended by the number of weeks GSN’s air schedule was delayed.  Each Subsequent Season Option hereunder, if exercised in GSN’s sole discretion, may only be exercised by written notice to WPT, Inc. from GSN’s Business Affairs Department.

3.         LICENSE FEE:  The license fee (“License Fee”) for the license granted herein shall be Three Hundred Thousand Dollars ($300,000) per two hour episode in Season 6, with 5% increases for subsequent seasons, payable upon final delivery of the Program in conformance with the specifications provided by GSN.  The following bonus structure shall apply to the License Fee:

If the average rating of the premiere run of all 23 episodes is greater than:	Then the bonus license fee on a per episode basis is:

.8	20K

1	25K

1.5	35K

4          GSN LICENSE PERIOD AND RUNS:  The license period for each season begins with GSN’s first airing of an episode from that season (provided Season 6 will not commence earlier than January 1, 2008 but WPT, Inc. will endeavor to get its rights for GSN’s broadcasts to begin as early as that date) but no later than April 4, 2008.  For Seasons 7 and 8, if exercised, the “no later than” date shall be March 1 of the calendar year following the year in which production of the applicable season commences.  GSN may begin promotion of Season 6 episodes July 1, 2007.  GSN shall have an exclusive license for any English-speaking versions of the Program  for Season 6 (and if its options are exercised, Seasons 7 and 8)  in the United States and its territories and possessions (“Exclusive Territory”) and a non-exclusive license for any English-speaking versions of the Program  in Canada and its territories and possessions and the island countries/territories of the Caribbean (together with the Exclusive Territory, referenced to herein as the “Territory”) in the Specified Media.  The Program shall be the only English-speaking “World Poker Tour” or “WPT” branded poker tournament programming authorized by or through WPT, Inc. or its affiliated companies to be distributed in the Specified Media in the Exclusive Territory.  Notwithstanding the foregoing, during the Term, WPT, Inc. shall be precluded from organizing or exhibiting on any media “WPT” or “World Poker Tour” branded tournaments other than those surrounding the tournaments depicted in the Programs  GSN will have the right to air an unlimited number of runs of each episode for a period of four years from its initial airing or four years and nine months from the final delivery date of the episode (whichever is earlier) (the “License Period”).  During the license period in the Territory, GSN shall have the right to promote and advertise the Program in any and all media, including the use of clips from the Program and the WPT and World Poker Tour names and trademarks and to offer an interactive version of the Program, provided that such interactive version shall be available only synchronously with its broadcast.  The Program shall be delivered to GSN free and clear of any liens, encumbrances or other obligations which would require fees, royalties or payments of any type (other than as expressly set forth herein) in order for GSN to exercise the rights licensed to it herein, except with respect to music public performance royalties, subject to WPT, Inc.’s representation and warranty that any and all music contained in the Program are either (a) controlled by a performing rights society (e.g., ASCAP, BMI, SESAC), (b) in the public domain, or (c) controlled by WPT, Inc. to the extent necessary to permit GSN’s use hereunder.  In the event that GSN has exercised its options for Seasons 7 and 8, it shall be entitled to the following consecutive-dependent first right of negotiation and first right of refusal:  Until ninety (90) days after Season 8’s first day of filming (but no earlier than August 1, 2009) (the “First Negotiation Date”), GSN shall have the exclusive right to negotiate a deal for Season 9 and subsequent seasons.  If the parties do not reach an agreement regarding distributing Season 9 on or before the First Negotiation Date, then prior to signing a deal for Season 9 and/or any subsequent season with another telecaster, WPT, Inc. must give GSN fifteen (15) business days to make an offer matching all material terms of that deal (separately for Season 9 if requested by GSN) which GSN is capable of matching based on the specific characteristics of the GSN television service alone at that time (e.g., if GSN is distributed in 75 million cable homes at that time, it cannot be a material term that the Program or channel telecasting the Program be available on 80 million homes, or that two channels telecast the Program, etc), and if GSN does so, then WPT, Inc. shall accept GSN’s offer.    At such time as WPT, Inc. and GSN either reach agreement for Season 9, or WPT, Inc. is permitted to enter into an agreement for Season 9 with a third party, nothing in this Agreement shall be interpreted to prevent WPT, Inc. from entering an agreement with a third party regarding seasons subsequent to Season 9.

5.         EXCLUSIVITY/ADDITIONAL LICENSED MEDIA:  Except as otherwise provided herein, GSN rights under this agreement shall apply solely to the following authorized channels of distribution:  for television distribution on the GSN television service specifically excluding exhibition on internet or other media.  In addition to airing the Program on the GSN television service, GSN shall have the right in the Specified Media within the Territory to license it for VOD use to its distributors (the GSN television service and VOD, collectively the “Specified Media”), with any revenue received from such VOD licenses being split 50/50 with WPT, Inc. after deduction off the top for any hard costs incurred by GSN.  During the license period of any licensed episode GSN shall also have the right to use clips from the Program of up to ten continuous minutes and no more than 15 minutes from any one episode on its website.  At any given time, no more than sixty minutes of clips from Program episodes shall be exhibited on the GSN website and WPT, Inc. will not authorize any third party websites to exhibit those clips from the Program during the time that they are available on the GSN website.  During the license period of the most recent season licensed under this Agreement, GSN shall also be permitted to make available on its website certain “unseen footage” from the most recent GSN licensed season of World Poker Tour.  Such footage shall be limited to five (5) minute clips and shall not exceed forty (40) minutes in the aggregate.  WPT, Inc. will not authorize any third party websites to exhibit those clips during the period they are available on the GSN website.

GSN’s license of each Program under this agreement shall be exclusive solely for English Speaking versions of the Programs in the Exclusive Territory in the Specified Media during the License Period as against uses of the Program and as against season one through five of the World Poker Tour (except as seasons one through five may be telecast on the Travel Channel pursuant to the Travel Agreement and except for uses of Seasons one through five beginning subsequent to the date which is eight months after GSN’s last exercised Season’s License Period expires by any other person or entity (including WPT, Inc.) in all forms of “television” (including but not limited to free, premium cable, basic or digital cable vod, svod, ppv, etc.).  Notwithstanding the foregoing, WPT, Inc. will have the right to license clips of any World Poker Tour episode for broadcast in any media for promotional purposes so long as clips do not exceed five (5) minutes each and ten (10) minutes in the aggregate, which limits shall be increased to ten and fifteen minutes respectively for use in non-poker tournament television programming exceeding 30 minutes or feature-length motion pictures.

6.         DELIVERY:  WPT, Inc. shall deliver the episodes as reasonably specified by GSN pursuant to GSN’s standard delivery instructions and standard and practices requirements.  With respect to player sponsors, GSN approves the requirements previously utilized by WPT regarding player sponsorship as embodied in Exhibit “A” hereto.

7.         INSURANCE:  WPT, Inc. shall obtain and maintain all customary insurance coverage and shall name GSN as an additional insured on the errors and omissions and general liability policies and on all relevant policies applicable to the Program.

8.         HOLDBACK:  To the extent it is not otherwise limited by the other provisions of this agreement, WPT, Inc. will not exploit English-speaking episodes of the Program in the Territory until three months after their premiere on GSN, except prior thereto WPT, Inc. may post clips from episodes on its website or other media not included in the Specified Media (e.g. cell phones), not to exceed ten continuous minutes or 15 minutes from any one episode.  Where practicable, at WPT, Inc.’s sole discretion, any such clips shall include a tune in message for GSN’s airings of the Program.

9.         SPONSORSHIP:  Any advertising with an in-show integration component  is subject to mutual approval of WPT, Inc. and GSN, it being acknowledged that branding of the host casinos within the shows shall not be deemed sponsorship, provided it is substantially similar to the quality and placement specifics of such branding as occurred in Seasons 1 through 5 of the World Poker Tour.

10.       MARKETING:  GSN agrees to expend at least Three Million Dollars in marketing costs for  each Season of the Program, with at least half of such amount constituting “hard” costs.  Episodes of the Program as delivered by WPT may include up to four mentions of the WPT website, with no more than two being audio and no more than two being graphic/visual (provided that if the WPT website offers “games” other than poker, the mentions may not promote such non-poker games), and will, at GSN’s request, also include an equivalent number of mentions for the GSN website.  WPT, Inc. will permit GSN reasonable access to shoot “behind the scenes” footage at WPT tournaments.  The exhibition of any such footage will be governed by the website and promotion limitations in Section 5 above.  GSN shall have the right to use this footage in any and all media for promotional purposes during the Term of this Agreement provided it is not derogatory toward WPT, Inc. or its affiliates and provided it is not commercially licensed to third parties (i.e., it may be licensed by GSN on a gratis basis to promote the Program).  Notwithstanding the foregoing, WPT, Inc. shall have the right to restrict GSN “behind the scenes” videotaping and/or exhibition if it believes, at its sole discretion, that the material reveals proprietary information or material that could harm WPT, Inc., its affiliates or partners.

11.       STANDARD DEAL MEMO RIDER:  This Agreement is subject to the provisions of GSN’s Standard Deal Memo Rider, which is attached hereto and incorporated herein by this reference.  If there is a conflict or inconsistency between the provisions of the Rider and this Agreement, the provisions of this Agreement shall prevail.

Kindly confirm your acceptance of the foregoing by signing in the spaces provided below.

Very truly yours,

GAME SHOW NETWORK, LLC

By:	/s/ Michael E. Kohn
Michael E. Kohn
Sr. Vice President, Business Affairs
and General Counsel

ACCEPTED AND AGREED TO:

WPT, ENTERPRISES, INC.

By:	/s/ Adam J. Pliska
Adam J. Pliska
Its:	General Counsel

DEAL MEMO RIDER

Rider to the Agreement between Game Show Network, LLC (“GSN”) and WPT Productions, Inc. (“Producer”), on the other hand dated as of April 2, 2007.

1.         PUBLICITY:  GSN shall have sole control of publicity for any licensed Program during its Licensed Period provided WPT, Inc. shall have a non-exclusive right to publicize the World Poker Tournaments or, with GSN approval, the Programs, generally provided that such publicity is non-derogatory.  Any repeated violation of the terms of this paragraph by Producer may be deemed by GSN to be a default of this Agreement.  Notwithstanding the foregoing, the Parties acknowledge and agree that WPT, Inc. may provide details related to the terms of this agreement as reasonably required as a public company.

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5.         WARRANTIES:  Producer represents and warrants that:

(a)   Producer is free to enter into and fully perform under this Agreement;

(b)  If, per the terms of the Agreement to which this Rider is attached, Producer is to write or otherwise create material (“Material”) to be utilized thereunder, and/or if per said Agreement rights in and to such material previously written and/or otherwise created by Producer are to be optioned, transferred or otherwise conveyed, then with regard to such Material, that it is Producer’s sole (except as otherwise set forth) creation or is in the public domain, and that nothing contained therein violates the rights of any third party.

(c)   Other than as provided by GSN, Producer owns and/or otherwise controls for purposes herein all rights in and to the material, including non-Producer originated (third party) material referred to herein and in said Agreement except to the extent it is in the public domain or was provided by GSN;

(d)  Producer has the sole right and authority to enter into this Agreement and to sell and assign all of the rights, titles, interests and benefits sold and assigned hereunder;

(e)   Producer has not heretofore granted, assigned, mortgaged, pledged or hypothecated any right, title or interest which either or both has in and to the Material; Producer further warrants and represents that either or both will not do so during the effective term of the Agreement;

(f)   There are no adverse claims nor is there pending any litigation or threat of litigation in or against the Material which would interfere with the rights granted hereunder, by or through Producer, by any person, firm or corporation.  Notwithstanding the foregoing the parties acknowledge the existence of anti-trust litigation brought by seven players against WPT, Inc..;

(g)  Producer has not heretofore produced or authorized the production of any motion picture based in whole or in part on the Material, except as follows, one Feature film:  The Deal (with Burt Reynolds) about to be released;

(h)  There is no other contract or assignment affecting Producer’s rights in and to the Material which would interfere with the Rights granted hereunder.

6.         USE OF NAME AND LIKENESS:  GSN shall have the irrevocable right, during the Term, to use Producer’s approved name, in connection with the production, advertising and exploitation of the Program; provided that, in no event, shall GSN authorize any such use as an endorsement of any product or service (other than the Program) without Producer’s written consent.

7.         INDEMNITY:  Producer agrees to indemnify and otherwise hold GSN free and harmless from and against any and all claims, demands and expenses (including reasonable outside attorney’s fees) arising out of or resulting from any material breach by Producer  or any claim that Producer breached any of the terms, covenants and conditions contained in this Agreement and GSN similarly indemnifies Producer for any breach of this Agreement by GSN or for any claim related to distribution or exploitation of the Series for which Producer does not indemnify GSN.

8.         COMPUTATION OF TIME PERIOD; MANNER OF DELIVERY; APPLICABLE LAW:  The time in which any act provided by this Agreement is to be done shall be computed by excluding the first day and including the last, unless the last day is a Saturday, Sunday or legal holiday, and then it is also excluded.  All payments and notices shall be deemed delivered upon the earlier of (a) posting as first-class mail in the United States mail, postage prepaid, and addressed to the respective party upon whom it is to be delivered, or (b) actual receipt, whether hand-delivered or received by fax, by the party to whom it is to be delivered.  This Agreement shall be construed and enforced in accordance with the internal law of the State of California, applicable to contracts negotiated, executed and fully performed within said State.

9.         AGREEMENT TO EXECUTE AND DELIVER ALL DOCUMENTS REQUIRED:  Producer agrees to execute and deliver to GSN any and all documents consistent herewith which GSN shall deem desirable or necessary to effectuate the purposes of this Agreement.  In case of the applicable party’s refusal or failure after an opportunity for good faith negotiation to so execute or deliver, or cause to be so executed and delivered, any assignment or other instrument herein provided for, then in such event, such party hereby nominates, constitutes and appoints GSN and GSN shall therefore be deemed to be said party’s true and lawful attorney-in-fact, irrevocably, to execute and deliver all of such documents, instruments and assignments in such party’s name and on their behalf.

10.       NO OBLIGATION TO PRODUCE:  It is understood and agreed that GSN shall have no obligation to produce, complete, release, distribute, advertise or exploit the Program produced hereunder except as specifically set forth herein, and Producer releases GSN from any liability for any loss or damage either or both may suffer by reason of GSN’s failure to produce, complete, release, distribute, advertise or exploit (except the exploitation specifically required herein) the Program produced hereunder.  Nothing contained in this Agreement shall constitute a partnership or joint venture by the parties hereto or constitute either party an agent of the other.

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13.       DEFAULT/DISABILITY:  In the event Producer materially defaults under the Agreement, GSN shall have the right to suspend and/or terminate the Agreement and shall have the right, but not the obligation, to extend the Agreement by the length of any such suspension.  GSN shall afford Producer written notice in the event of a material default.  GSN shall afford Producer written notice in the event of a material default and opportunity, within thirty (30) days, to cure the first material default.

14.       FORCE MAJEURE:  In the event of the occurrence of an event of force majeure (as that term is understood in the television industry), GSN shall have the right to suspend the Agreement and shall have the right, but not the obligation, to extend the Agreement by the length of any such suspension.  If an event of force majeure continues for eight (8) consecutive weeks, GSN and Producer shall each have the right to terminate the Agreement.  If suspended, GSN shall pay Producer all compensation accrued/saved prior to suspension.  Producer may only be suspended/extended to the extent similarly situated programming on GSN is suspended/extended.  Following a force majeure suspension, Producer shall be reinstated if any other similarly situated programming is reinstated.

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16.       FCC:  Producer hereby agrees that Producer has not and will not accept or agree to accept, or pay or agree to pay, any money, service or other valuable consideration, other than the compensation payable hereunder, for the inclusion of any matter, including but not by way of limitation the name of any person, product, service, trademark or brand name as a part of any Series in connection with which Producer’ services are rendered hereunder, except as pre-approved in writing by GSN.  GSN understands that WPT, Inc. has membership agreements with the casinos that hold WPT events.

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18.  CONFIDENTIALITY:  Except as required in connection with the performances of  Producer’s services to GSN, Producer shall not, during or after the term of this Agreement, use or disclose to any party any confidential business information or trade secrets of GSN’s which are or should reasonably be known to Producer to be confidential and were obtained or learned by Producer during the term of this Agreement, except as is necessary to provide to Producer’s lawyers, accountants or bankers for them to provide representation to Producer or as required by law.  This paragraph shall not cover Producer’s compensation to the extent disclosed for purposes of giving “quotes” to prospective employers of Producer or material terms of this Agreement or as reasonably required for public filings or investor inquiries.

19.       RESOLUTION OF CLAIMS:  Any controversy or claim arising out of or relating to this Agreement, its enforcement, arbitrability or interpretation shall be submitted to final and binding arbitration, to be held in Los Angeles County, California, before a single arbitrator, in accordance with California Code of Civil Procedure §§ 1280 et seq.  The arbitrator shall be selected by mutual agreement of the parties or, if the parties cannot agree, then by striking from a list of arbitrators supplied by the American Arbitration Association or JAMS/Endispute.  The arbitration shall be a confidential proceeding, closed to the general public.  The arbitrator shall issue a written opinion stating the essential findings and conclusions upon which the arbitrator’s award is based.  The parties will share equally in payment of the arbitrator’s fees and arbitration expenses and any other costs unique to the arbitration hearing (recognizing that each side bears its own deposition, witness, expert and attorneys’ fees and other expenses to the same extent as if the matter were being heard in court).  Nothing in this paragraph shall affect either party’s ability to seek from a court injunctive or equitable relief at any time to the extent same is not precluded by another provision of this Agreement.

20.       FORMAL CONTRACT:  The above terms and such other incidental and ancillary provisions as are customary in more formal agreements of this type with GSN (e.g., equitable relief, FCC Section 508, no right to rescission or injunction by Producer, severability, etc.) which are incorporated herein by reference, and shall be subject to good faith negotiation, will constitute a binding agreement between the parties.  In due course a more formal agreement may be prepared but the failure of the parties to prepare and/or execute such formal agreement shall not affect their rights as set forth in this Agreement, which shall in any event be binding upon them.

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